Exhibit 99.1

NEWS

NEWS RELEASE	Littlefuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littlefuse.com
CONTACT: Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810
LITTELFUSE REPORTS FIRST QUARTER RESULTS
          CHICAGO, May 6, 2010 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the first quarter of 2010.
First Quarter Highlights
•	Sales for the first quarter of 2010 were $144.4 million, a 71% increase compared to the first quarter of 2009 and a 13% increase from the fourth quarter of 2009.
o	Electronics sales increased 73% year over year and 12% sequentially due to increased demand across all geographies and end markets and replenishment of inventories throughout the supply chain.

o	Automotive sales increased 88% year over year and 16% sequentially due to continued strong growth in Asia and ongoing recovery in Europe and the U.S., as well as inventory replenishment in all geographies.

o	Electrical sales increased 42% year over year and 11% sequentially due primarily to strong growth for Startco products. The base electrical business is showing some early signs of improvement and was up 13% year over year.
•	Operating expenses were higher than previously expected due to higher logistics and premium freight costs to accommodate the sharp increase in customer demand and higher incentive plan accruals related to stronger-than-expected financial performance.

•	Diluted earnings per share for the first quarter of 2010 were $0.69 compared to a loss of $0.36 per diluted share for the first quarter of 2009. The large improvement in earnings compared to the prior year was due to significantly higher sales and a much-improved cost structure.

•	Cash provided by operating activities was $6.9 million for the first quarter of 2010 after making a $6.0 million cash contribution to the company’s U.S. pension plan. Accounts receivable days sales outstanding improved to 59 compared to 61 in the fourth quarter of 2009. Inventory turns increased to 6.4 for the first quarter compared to 6.3 for the fourth quarter of 2009.
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•	Capital expenditures were $2.3 million for the first quarter of 2010, which was more than offset by proceeds from asset sales of $4.5 million.

•	The book-to-bill ratio for electronics for the first quarter of 2010 was 1.3. The company believes that this unusually strong book-to-bill ratio was in part caused by distributors placing orders further into the future than normal to ensure adequate product availability in the current high-demand environment.
          “Our end markets continue to improve, and we are making good progress climbing back to revenue levels that are approaching those before the downturn,” said Gordon Hunter, Chief Executive Officer. “While we are clearly benefiting from recovery in our end markets, we also believe we have bounced back further than many of our competitors due to important design wins and our ability to maintain acceptable lead times as demand has increased.”
          “We achieved a 15% operating margin for the first time since we set this target several years ago,” said Phil Franklin, Chief Financial Officer. “We have demonstrated strong operating leverage as sales have increased, even though operating expenses were higher than normal this quarter. Despite potential headwinds from exchange rates and commodity prices, we expect further margin improvement in the second half of the year as we reap the benefits from the final plant transfers and other cost savings programs.”
Outlook
•	Electronics sales are expected to show continued strong sequential growth, but this is expected to be partially offset by a sequential decline in automotive sales and relatively flat performance in the electrical business. Overall sales for the second quarter of 2010 are expected to be in the range of $148 to $153 million, which would represent 2% to 6% sequential growth and 46% to 51% year over year growth.

•	Higher commodity costs and less favorable exchange rates for the Euro, Mexican peso and Philippine peso are expected to offset the positive effects of operating leverage.

•	Operating expenses for the second quarter are expected to be similar to the first quarter. Premium freight and logistics costs are expected to continue at high levels before trending down late in the second quarter. Incentive plan accruals are expected to continue at high levels reflecting continued strong financial performance.

•	Earnings for the second quarter of 2010 are expected to be in the range of $0.69 to $0.77 per diluted share assuming a 29% tax rate.

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•	Capital spending for 2010 is expected to be approximately $20 million. This is slightly higher than previous guidance due to more capacity-related additions necessitated by increased customer demand. Capital spending net of asset disposals is expected to be approximately $16 million.
     “Our commitment to investing in growth initiatives and a long-term competitive cost structure even through the downturn is starting to pay off,” said Hunter. “With each quarter that goes by, we are gaining confidence in our ability to deliver superior financial returns throughout the business cycle.”
Conference Call Webcast Information
          Littelfuse will host a conference call today, Thursday, May 6, 2010 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the first quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2010 and can be accessed through the Web site listed above.
About Littelfuse
          As the worldwide leader in circuit protection products and solutions with annual sales of $430.1 million in 2009, the Littelfuse portfolio is backed by industry-leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment and telecom/datacom circuits. Littelfuse offers Teccor®, Wickmann® and Pudenz® brand circuit protection products. In addition to its Chicago, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, Canada, China, England, Germany, Hong Kong, India, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.
          For more information, please visit Littelfuse’s Web site at www.littelfuse.com.
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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 2, 2010. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended January 2, 2010.

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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	First Quarter
	2010	2009	%Change
Business Unit
Electronics	$88.7	$51.2	73%
Automotive	34.8	18.5	88%
Electrical	20.9	14.7	42%

Total	$144.4	$84.4	71%

	First Quarter
	2010	2009	%Change
Geography
Americas	$53.3	$36.8	45%
Europe	29.8	17.7	68%
Asia-Pacific	61.3	29.9	105%

Total	$144.4	$84.4	71%

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LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	April 3, 2010	January 2, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$77,135	$70,354
Accounts receivable, less allowances	93,244	79,521
Inventories	57,311	52,567
Deferred income taxes	13,453	13,804
Prepaid expenses and other current assets	19,782	18,196
Assets held for sale	7,290	7,343

Total current assets	268,215	241,785
Property, plant and equipment:
Land	5,951	7,808
Buildings	51,982	56,916
Equipment	278,813	280,928

	336,746	345,652
Accumulated depreciation	(207,316)	(207,500)

Net property, plant and equipment	129,430	138,152
Intangible assets, net of amortization:
Patents, licenses and software	12,261	12,451
Distribution network	10,205	10,837
Customer lists, trademarks and tradenames	13,563	13,363
Goodwill	94,834	94,986

	130,863	131,637
Investments	11,647	11,742
Deferred income taxes	9,171	8,460
Other assets	1,469	1,351

Total Assets	$550,795	$533,127

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,579	$23,646
Accrued payroll	12,726	13,291
Accrued expenses	9,503	8,561
Accrued severance	9,776	11,418
Accrued income taxes	10,671	4,525
Current portion of long-term debt	11,967	14,183

Total current liabilities	81,222	75,624

Long-term debt, less current portion	47,000	49,000
Accrued severance	448	421
Accrued post-retirement benefits	11,780	18,271
Other long-term liabilities	11,089	11,212
Total equity	399,256	378,599

Total liabilities and equity	$550,795	$533,127

Common shares issued and outstanding of 21,918,319 and 21,792,241, at April 3, 2010, and January 2, 2010, respectively.
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LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended
	April 3, 2010	March 28, 2009
Net sales	$144,402	$84,403

Cost of sales	91,122	66,129

Gross profit	53,280	18,274

Selling, general and administrative expenses	26,447	22,342
Research and development expenses	3,950	4,821
Amortization of intangibles	1,240	1,211

	31,637	28,374

Operating income (loss)	21,643	(10,100)

Interest expense	427	670
Other expense (income), net	110	(879)

Income (loss) before income taxes	21,106	(9,891)
Income taxes	5,637	(2,107)

Net income (loss)	$15,469	$(7,784)

Income (loss) per share:
Basic	$0.70	$(0.36)

Diluted	$0.69	$(0.36)

Weighted average shares and equivalent shares outstanding:
Basic	21,847	21,721

Diluted	22,205	21,727

Diluted Income (Loss) Per Share
Net income (loss) as reported	$15,469	$(7,784)
Less: income allocated to participating securities	(126)	11

Net income (loss) available to common shareholders	$15,343	$(7,773)

Weighted average shares adjusted for dilutive securities	22,205	21,727

Diluted income (loss) per share	$0.69	$(0.36)

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LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Three Months Ended
	April 3, 2010	March 28, 2009
OPERATING ACTIVITIES:
Net income (loss)	$15,469	$(7,784)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7,534	7,381
Amortization of intangibles	1,240	1,211
Stock-based compensation	1,120	1,306
(Gain) on sale of assets	(563)	—
Changes in operating assets and liabilities:
Accounts receivable	(13,942)	9,350
Inventories	(4,540)	4,716
Accounts payable and accrued expenses	(2,043)	(5,163)
Accrued payroll and severance	(2,083)	(9,499)
Accrued taxes	5,940	(5,007)
Prepaid expenses and other	(1,242)	1,580

Net cash provided by (used in) operating activities	6,890	(1,909)

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,276)	(7,205)
Purchase of business, net of cash acquired	—	(920)
Proceeds from sale of assets	4,532	—

Net cash provided by (used in) investing activities	2,256	(8,125)

FINANCING ACTIVITIES:
Proceeds from debt	4,095	2,380
Payments of debt	(8,517)	(2,000)
Proceeds from exercise of stock options	3,818	33
Excess tax benefit on stock-based compensation	217	—

Net cash (used in) provided by financing activities	(387)	413

Effect of exchange rate changes on cash and cash equivalents	(1,978)	(1,112)

Increase (decrease) in cash and cash equivalents	6,781	(10,733)
Cash and cash equivalents at beginning of period	70,354	70,937

Cash and cash equivalents at end of period	$77,135	$60,204

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